Exhibit 99.1
September 27, 2022

UNITED NATURAL FOODS, INC. REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2022 RESULTS, ANNOUNCES NEW $200 MILLION SHARE REPURCHASE AUTHORIZATION
Providence, Rhode Island - September 27, 2022 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the fourth quarter (13 weeks) and fiscal year (52 weeks) ended July 30, 2022.

Fiscal 2022 Full Year Highlights
•Net sales increased 7.3% to $28.9 billion
•Net income increased 66.4% to $248 million; Earnings per diluted share (EPS) increased 64.1% to $4.07
•Adjusted EBITDA increased 7.7% to $829 million
•Adjusted EPS increased 15.6% to $4.83
•Net debt reduction of $174 million; adjusted EBITDA leverage ratio finished year under 2.6x

Fourth Quarter Fiscal 2022 Highlights
•Net sales increased 8.0% to $7.3 billion
•Net income decreased 9.3% to $39 million; EPS decreased 8.7% to $0.63
•Adjusted EBITDA increased 3.4% to $213 million
•Adjusted EPS increased 1.6% to $1.27

UNFI Chief Executive Officer, Sandy Douglas stated, “Our fourth quarter capped a year of improving operational performance driving strong financial results. Our commitment to delivering higher customer service levels amidst significant industry and economic uncertainty helped us achieve market share gains. We also generated meaningful growth across our key financial metrics, including mid-teens adjusted earnings growth, while we reduced net leverage to under 2.6x and increased liquidity to approximately $1.7 billion.

As we look to the new fiscal year, we see great opportunity to further harness our competitive advantages, including our scale, network, data, diversification and talent, to continue to improve our execution and drive ever higher levels of value for our customers, suppliers, associates and our shareholders. We plan to build on our momentum by investing to accelerate long-term growth, efficiency, and value creation, while continuing to strengthen our balance sheet.”

Mr. Douglas concluded, “As we embark on year two of our Fuel the Future strategy, we are pleased to announce our fiscal 2023 outlook and our capital reinvestment plans, while we seek to opportunistically repurchase shares through our newly authorized program.”

	Fourth Quarter Ended			Fiscal Year Ended
($ in millions, except for per share data)	July 30, 2022	July 31, 2021	Percent Change	July 30, 2022	July 31, 2021	Percent Change
Net sales	$7,273	$6,735	8.0%	$28,928	$26,950	7.3%
Chains	$3,126	$3,014	3.7%	$12,562	$12,104	3.8%
Independent retailers	$1,872	$1,666	12.4%	$7,360	$6,638	10.9%
Supernatural	$1,420	$1,251	13.5%	$5,719	$5,050	13.2%
Retail	$621	$613	1.3%	$2,468	$2,442	1.1%
Other	$616	$572	7.7%	$2,402	$2,300	4.4%
Eliminations	$(382)	$(381)	0.3%	$(1,583)	$(1,584)	(0.1)%
Net income(1)	$39	$43	(9.3)%	$248	$149	66.4%
Adjusted EBITDA(2)	$213	$206	3.4%	$829	$770	7.7%
EPS(1)	$0.63	$0.69	(8.7)%	$4.07	$2.48	64.1%
Adjusted EPS(2)	$1.27	$1.25	1.6%	$4.83	$4.18	15.6%

(1)The decrease in net income and EPS in the fourth quarter of fiscal 2022 compared to last year includes a higher LIFO charge, partially offset by net pension and benefit plan charges incurred last year. Net income and EPS increased in fiscal 2022 primarily due to a gain on sale of a distribution center, improved operating performance and lower net pension and benefit plan charges, partially offset by a higher LIFO charge.
(2)During fiscal 2022, the Company revised its definition of Adjusted EBITDA and Adjusted EPS to exclude the impact of the non-cash LIFO charge. The Company believes that this change provides a better indicator of its underlying operating performance and permits better comparability between periods. Prior-year periods have been recast to reflect the new definition. Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with U.S. GAAP and for a reconciliation of previously reported Adjusted EBITDA and Adjusted EPS to their revised presentation under the new definitions.

Fourth Quarter Fiscal 2022 Summary

Net sales increased 8.0% in the fourth quarter of fiscal 2022 compared to the same period last year, primarily driven by inflation and new business from both existing and new customers, including the benefit of cross selling, partially offset by supply chain challenges and reduced unit sales growth.

Gross margin rate in the fourth quarter of fiscal 2022 was 14.5% of net sales and included a $56 million LIFO charge. Excluding this non-cash charge, gross margin rate was 15.2% of net sales. Gross margin rate in the fourth quarter of fiscal 2021 was 14.9% of net sales and included a $5 million LIFO charge. Excluding this non-cash charge, gross margin rate in the fourth quarter of fiscal 2021 was 15.0% of net sales. The increase in gross margin rate, excluding the LIFO charge, was driven by improvements in the Wholesale segment margin rate, including the impact of inflation and the Company’s efficiency initiatives, partially offset by changes in customer mix.

Operating expenses in the fourth quarter of fiscal 2022 were $980 million, or 13.5% of net sales, compared to $951 million in the fourth quarter of fiscal 2021, which included $63 million in charges related to the withdrawal from three Retail multiemployer pension plans. Excluding these charges, operating expenses for the fourth quarter of fiscal 2021 were $888 million, or 13.2% of net sales. The increase in operating expenses as a percent of net sales resulted from continued investments in servicing our customers, which led to higher transportation and distribution center labor costs in this year’s fourth quarter, and occupancy-related inflation, which were partially offset by leveraging fixed costs and benefits of the Company's efficiency initiatives.

Interest expense, net for the fourth quarter of fiscal 2022 was $34 million, compared to $40 million for the fourth quarter of fiscal 2021. The decrease in interest expense, net was primarily driven by lower outstanding debt balances and lower net interest expense related to our portfolio of interest rate swaps.

Effective tax rate for the fourth quarter of fiscal 2022 was an expense of 6.8% of pre-tax income compared to an expense of 4.7% of pre-tax income for the fourth quarter of fiscal 2021. The effective tax rate for the fourth quarter of fiscal 2022 included a benefit from the vesting of performance-based stock awards, which did not occur in the prior year period, while the fourth quarter of fiscal 2021 included a tax benefit from a fiscal 2021 partnership investment and favorable adjustments for prior fiscal year returns.

Net income for the fourth quarter of fiscal 2022 was $39 million, which included a $56 million pre-tax LIFO charge, and $5 million of pre-tax restructuring, acquisition and integration related expenses. Net income for the fourth quarter of fiscal 2021 was $43 million, which included $63 million in pre-tax charges related to the withdrawal from three Retail multiemployer pension plans and $12 million of pre-tax restructuring, acquisition and integration related expenses.

Net income per diluted share was $0.63 for the fourth quarter of fiscal 2022, compared to net income per diluted share of $0.69 for the fourth quarter of fiscal 2021. Adjusted EPS was $1.27 for the fourth quarter of fiscal 2022, compared to adjusted EPS of $1.25 in the fourth quarter of fiscal 2021.

Adjusted EBITDA for the fourth quarter of fiscal 2022 was $213 million, compared to $206 million for the fourth quarter of fiscal 2021.

Capital Allocation and Financing Overview
•Free Cash Flow – During the fourth quarter of 2022, free cash flow was $269 million, compared to $133 million in last year’s fourth quarter. This quarter’s results reflect net cash provided by operating activities of $362 million less payments for capital expenditures of $93 million.
•Leverage – The net debt to adjusted EBITDA leverage ratio was under 2.6x as of July 30, 2022. This ratio declined sequentially from the third quarter and from the end of last fiscal year. Total outstanding debt, net of cash, decreased by $174 million during fiscal 2022 to $2.12 billion.
•Liquidity – As of July 30, 2022, total liquidity was approximately $1.7 billion, consisting of approximately $44 million in cash, plus the ability to borrow an aggregate of approximately $1.6 billion under the Company’s asset-backed lending facility.
•Repurchase program – On September 21, 2022, the Company’s Board of Directors approved a new stock repurchase program that authorizes the Company to repurchase up to $200 million of its shares over four years. This program replaces the Company’s previous repurchase program announced on October 6, 2017.

The new repurchase program is expected to be executed through open market transactions, privately negotiated transactions, or in such other manner as determined by the Company, including through plans complying with Rule 10b5-1 under the Exchange Act. The timing of any repurchases and the actual amount repurchased will depend on a variety of factors, including the market price of the Company’s common stock, capacity for repurchases permitted under the Company’s debt facilities, general market and economic conditions and other factors. The new stock repurchase program may be extended, suspended or discontinued at any time without notice.

Fiscal 2023 Outlook (1)

Based on its performance in fiscal 2022 and expectations for continued momentum in fiscal 2023, the Company is providing the following outlook for fiscal 2023.

Fiscal Year Ending July 29, 2023		% Growth Over FY22 at Midpoint
Net sales ($ in billions)	$29.8 - $30.4	4%
Net income ($ in millions)	$247 - $266	3%
EPS	$3.95 - $4.25	1%
Adjusted EPS (2)(3)(4)	$4.85 - $5.15	4%
Adjusted EBITDA(3) ($ in millions)	$850 - $880	4%
Capital Expenditures ($ in millions)	~ $350	39%
(1)The outlook provided above is for fiscal 2023 only. This outlook is forward-looking, is based on management's current estimates and expectations and is subject to a number of risks, including many that are outside of management's control. See cautionary Safe Harbor Statement below.
(2)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, stock compensation accounting (ASU 2016-09) and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate provides better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(3)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
(4)Lower non-cash pension income and higher depreciation and amortization expense from elevated investments are expected to reduce adjusted EPS growth by approximately 4% on a combined basis.

Conference Call and Webcast
The Company’s fourth quarter and full year fiscal 2022 conference call and audio webcast will be held today, Tuesday, September 27, 2022 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (888) 660 - 6768 (conference ID 1099581). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America's premier grocery wholesaler delivering the widest variety of fresh, branded, and owned brand products to more than 30,000 locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, ecommerce providers, and food service customers. UNFI also provides a broad range of value-added services and segmented marketing expertise, including proprietary technology, data, market insights, and shelf management to help customers and suppliers build their businesses and brands. As the largest full-service grocery partner in North America, UNFI is committed to building a food system that is better for all and is uniquely positioned to deliver great food, more choices, and fresh thinking to customers. To learn more about how UNFI is Fueling the Future of Food, visit www.unfi.com.

INVESTOR CONTACTS:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144 sbloomquist@unfi.com

Kristyn Farahmand
Senior Vice President, Investor Relations and Transformation Finance
401-213-2160 kristyn.farahmand@unfi.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended July 31, 2021 filed with the Securities and Exchange Commission (the “SEC”) on September 28, 2021 and other filings the Company makes with the SEC, and include, but are not limited to, our dependence on principal customers; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures; the impact and duration of the COVID-19 pandemic; our ability to operate, and rely on third parties to operate, reliable and secure technology systems; labor and other workforce shortages and challenges; our ability to realize anticipated benefits of our strategic initiatives, including any acquisitions; the addition or loss of significant customers or material changes to our relationships with these customers; our sensitivity to general economic conditions including inflation, changes in disposable income levels and consumer spending trends; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products, and to manage that growth; increased competition in our industry, including as a result of continuing consolidation of retailers and the growth of chains, direct distribution by large retailers and the growth of online distributors; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for disruptions in our supply chain or our distribution capabilities from circumstances beyond our control, including due to lack of long-term contracts, severe weather, labor shortage or work stoppages or otherwise; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; the potential for additional asset impairment charges; our ability to maintain food quality and safety; volatility in fuel costs; volatility in foreign exchange rates; and our ability to identify and successfully complete asset or business acquisitions. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release the non-GAAP financial measures Adjusted EBITDA, adjusted earnings per diluted common share (“Adjusted EPS”), adjusted effective tax rate, free cash flow and net debt to Adjusted EBITDA leverage ratio. Adjusted EPS is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus the LIFO charge or benefit, Goodwill impairment benefits and charges, Restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, discontinued operations store closures and other charges, net, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as stock compensation accounting (ASU 2016-09). The non-GAAP Adjusted EBITDA measure is a consolidated measure inclusive of continuing and discontinued operations results, which the Company reconciles by adding Net income (loss) from continuing operations, less net income attributable to noncontrolling interests, plus non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other, net, plus Provision (benefit) for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, LIFO charge or benefit, Restructuring, acquisition and integration related expenses, Goodwill impairment charges and benefits, (Gain) loss on sale of assets, certain legal charges and gains, certain other non-cash charges or other items, as determined by management, plus Adjusted EBITDA of discontinued operations calculated in a manner consistent with the results of continuing operations, outlined above. The non-GAAP free cash flow measure is defined as net cash provided by operating activities less payments for capital expenditures. The non-GAAP net debt to Adjusted EBITDA leverage ratio is defined as the total carrying value of the Company’s outstanding short- and long-term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by Adjusted EBITDA.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of net debt to Adjusted EBITDA leverage are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS aids in making period-to-period comparisons, assessing the performance of our business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business or that are not meaningful indicators of actual and estimated operating performance. The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to Adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2023 fiscal year to the comparable periods in the 2022 fiscal year and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except for per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net sales	$7,273	$6,735	$28,928	$26,950
Cost of sales	6,220	5,731	24,746	23,011
Gross profit	1,053	1,004	4,182	3,939
Operating expenses	980	951	3,825	3,593
Restructuring, acquisition and integration related expenses	5	12	21	56
Gain on sale of assets	—	(4)	(87)	(4)
Operating income	68	45	423	294
Net periodic benefit income, excluding service cost	(10)	(34)	(40)	(85)
Interest expense, net	34	40	155	204
Other, net	—	(4)	(2)	(8)
Income from continuing operations before income taxes	44	43	310	183
Provision for income taxes	3	2	56	34
Net income from continuing operations	41	41	254	149
Income from discontinued operations, net of tax	—	3	—	6
Net income including noncontrolling interests	41	44	254	155
Less net income attributable to noncontrolling interests	(2)	(1)	(6)	(6)
Net income attributable to United Natural Foods, Inc.	$39	$43	$248	$149

Basic earnings per share:
Continuing operations	$0.66	$0.71	$4.28	$2.55
Discontinued operations	$—	$0.04	$—	$0.10
Basic earnings per share	$0.66	$0.75	$4.28	$2.65
Diluted earnings per share:
Continuing operations	$0.63	$0.65	$4.07	$2.38
Discontinued operations	$—	$0.04	$—	$0.09
Diluted earnings per share	$0.63	$0.69	$4.07	$2.48
Weighted average shares outstanding:
Basic	58.5	56.5	58.0	56.1
Diluted	61.1	60.9	61.0	60.0

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except for par amounts)

	July 30, 2022	July 31, 2021
ASSETS
Cash and cash equivalents	$44	$41
Accounts receivable, net	1,214	1,103
Inventories, net	2,355	2,247
Prepaid expenses and other current assets	184	157
Current assets of discontinued operations	—	2
Total current assets	3,797	3,550
Property and equipment, net	1,690	1,784
Operating lease assets	1,176	1,064
Goodwill	20	20
Intangible assets, net	819	891
Deferred income taxes	—	57
Other long-term assets	126	157
Long-term assets of discontinued operations	—	2
Total assets	$7,628	$7,525
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,742	$1,644
Accrued expenses and other current liabilities	260	341
Accrued compensation and benefits	232	243
Current portion of operating lease liabilities	156	135
Current portion of long-term debt and finance lease liabilities	27	120
Current liabilities of discontinued operations	—	4
Total current liabilities	2,417	2,487
Long-term debt	2,109	2,175
Long-term operating lease liabilities	1,067	962
Long-term finance lease liabilities	23	35
Pension and other postretirement benefit obligations	18	53
Deferred income taxes	8	—
Other long-term liabilities	194	299
Total liabilities	5,836	6,011
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5.0 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100.0 shares; 58.9 shares issued and 58.3 shares outstanding at July 30, 2022; 57.0 shares issued and 56.4 shares outstanding at July 31, 2021	1	1
Additional paid-in capital	608	599
Treasury stock at cost	(24)	(24)
Accumulated other comprehensive loss	(20)	(39)
Retained earnings	1,226	978
Total United Natural Foods, Inc. stockholders’ equity	1,791	1,515
Noncontrolling interests	1	(1)
Total stockholders’ equity	1,792	1,514
Total liabilities and stockholders’ equity	$7,628	$7,525

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Fiscal Year Ended
(in millions)	July 30, 2022	July 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including noncontrolling interests	$254	$155
Income from discontinued operations, net of tax	—	6
Net income from continuing operations	254	149
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	285	285
Share-based compensation	44	45
Gain on sale of assets	(87)	(4)
Closed property and other restructuring charges	2	6
Net pension and other postretirement benefit income	(40)	(85)
Deferred income tax expense (benefit)	55	(5)
LIFO charge	158	24
Provision for losses on receivables	2	(5)
Non-cash interest expense and other adjustments	24	51
Changes in operating assets and liabilities, net of acquired businesses
Accounts and notes receivable	(108)	24
Inventories	(264)	14
Prepaid expenses and other assets	(155)	(37)
Accounts payable	86	15
Accrued expenses and other liabilities	75	137
Net cash provided by operating activities	331	614
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(251)	(310)
Proceeds from dispositions of assets	230	82
Other	(28)	(11)
Net cash used in investing activities of continuing operations	(49)	(239)
Net cash provided by investing activities of discontinued operations	—	2
Net cash used in investing activities	(49)	(237)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings of long-term debt	—	500
Proceeds from borrowings under revolving credit line	4,425	3,676
Proceeds from issuance of other loans	—	—
Repayments of borrowings under revolving credit line	(4,287)	(3,731)
Repayments of long-term debt and finance leases	(376)	(792)
Proceeds from the issuance of common stock and exercise of stock options	8	1
Payment of employee restricted stock tax withholdings	(41)	(14)
Payments for debt issuance costs	(6)	(13)
Distributions to noncontrolling interests	(4)	(4)
Repayments of other loans	—	(6)
Other	2	(1)
Net cash used in financing activities	(279)	(384)
EFFECT OF EXCHANGE RATE ON CASH	—	1
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3	(6)
Cash and cash equivalents, at beginning of period	41	47
Cash and cash equivalents, at end of period	$44	$41
Supplemental disclosures of cash flow information:
Cash paid for interest	$134	$146
Cash payments (refunds) for federal, state and foreign income taxes, net	$5	$(16)
Additions of property and equipment included in Accounts payable	$45	$35

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
UNITED NATURAL FOODS, INC.

Reconciliation of net income from continuing operations and income from discontinued operations, net of tax to Adjusted EBITDA (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net income from continuing operations	$41	$41	$254	$149
Adjustments to continuing operations net income:
Less net income attributable to noncontrolling interests	(2)	(1)	(6)	(6)
Net periodic benefit income, excluding service cost(1)	(10)	(34)	(40)	(85)
Interest expense, net	34	40	155	204
Other, net	—	(4)	(2)	(8)
Provision for income taxes	3	2	56	34
Depreciation and amortization	75	75	285	285
Share-based compensation	10	11	43	49
LIFO charge(2)	56	5	158	24
Restructuring, acquisition and integration related expenses(3)	5	12	21	56
Gain on sale of assets(4)	—	(4)	(87)	(4)
Multiemployer pension plan withdrawal charges (benefit)(5)	—	63	(8)	63
Other retail expense(6)	1	—	—	5
Adjusted EBITDA of continuing operations	213	206	829	766
Adjusted EBITDA of discontinued operations(7)	—	—	—	4
Adjusted EBITDA	$213	$206	$829	$770

Income from discontinued operations, net of tax	$—	$3	$—	$6
Adjustments to discontinued operations net income:
Benefit for income taxes	—	(1)	—	(1)
Restructuring, store closure and other charges, net(8)	—	(2)	—	(1)
Adjusted EBITDA of discontinued operations	$—	$—	$—	$4

(1)Fiscal 2021 includes a postretirement settlement gain of $17 million associated with the termination of remaining corporate plans.
(2)During fiscal 2022, the Company revised its definition of Adjusted EBITDA to exclude the impact of the non-cash LIFO charge. The following illustrates the impact of the revised definition on previously reported periods to show the effect of this change:

	Fourth Quarter Ended	Fiscal Year Ended
(in millions)	July 31, 2021	July 31, 2021
Adjusted EBITDA of continuing operations (previously reported definition)	$201	$742
LIFO charge	5	24
Adjusted EBITDA of continuing operations (current definition)	206	766
Adjusted EBITDA of discontinued operations	—	4
Adjusted EBITDA (current definition)	$206	$770
(3)Fiscal 2022 and fiscal 2021 primarily reflects costs associated with advisory and transformational activities to position our business for further value-creation. In addition, fiscal 2021 includes costs associated with distribution center consolidations.
(4)Fiscal 2022 primarily reflects the gain on sale of our Riverside, California distribution center in the third quarter of fiscal 2022.
(5)Fiscal 2022 reflects an adjustment to multiemployer withdrawal charge estimates. Fiscal 2021 includes charges related to withdrawal liabilities from three Retail multiemployer pension plans.
(6)Reflects expenses associated with event-specific damages to certain retail stores.
(7)We believe the inclusion of discontinued operations results within Adjusted EBITDA provides investors a meaningful measure of performance.

(8)Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations. Fiscal 2021 also reflects income related to a severance benefit.

Reconciliation of net income per diluted common share to adjusted net income per diluted common share (Adjusted EPS) (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net income attributable to UNFI per diluted common share	$0.63	$0.69	$4.07	$2.48
Restructuring, acquisition, and integration related expenses(1)	0.08	0.19	0.34	0.93
Gain on sale of assets(2)	—	(0.06)	(1.42)	(0.06)
LIFO charge(3)	0.92	0.09	2.59	0.41
Benefit plan settlement gains(4)	—	(0.27)	—	(0.28)
Surplus property depreciation and interest expense(5)	—	0.01	0.05	0.05
Multiemployer pension plan withdrawal charges (benefit)(6)	—	1.03	(0.13)	1.05
Loss on debt extinguishment(7)	0.01	—	0.10	0.51
Other retail expense(8)	0.02	—	—	0.06
Discontinued operations store closures and other charges, net(9)	—	(0.08)	—	(0.07)
Tax impact of adjustments and adjusted effective tax rate(10)	(0.39)	(0.35)	(0.77)	(0.90)
Adjusted net income per diluted common share(11)	$1.27	$1.25	$4.83	$4.18

(1)Fiscal 2022 and fiscal 2021 primarily reflects costs associated with advisory and transformational activities to position our business for further value-creation. In addition, fiscal 2021 includes costs associated with distribution center consolidations.
(2)Fiscal 2022 primarily reflects the gain on sale of our Riverside, California distribution center in the third quarter of fiscal 2022.
(3)During fiscal 2022, the Company revised its definition of Adjusted EPS to exclude the impact of the non-cash LIFO charge. The following illustrates the impact of the revised definition on previously reported periods to show the effect of this change:

	Fourth Quarter Ended	Fiscal Year Ended
	July 31, 2021	July 31, 2021
Adjusted net income per diluted common share (previously reported definition)	$1.18	$3.88
LIFO charge	0.09	0.41
Tax impact of adjustment	(0.02)	(0.11)
Adjusted net income per diluted common share (current definition)	$1.25	$4.18
(4)Fiscal 2021 includes a postretirement settlement gain of $17 million associated with the termination of remaining corporate plans.
(5)Reflects surplus, non-operating property depreciation and interest expense, including accelerated depreciation related to a location on which we recognized a gain that is included in Restructuring, acquisition and integration related expenses.
(6)Fiscal 2022 reflects an adjustment to multiemployer withdrawal charge estimates. Fiscal 2021 includes charges related to withdrawal liabilities from three Retail multiemployer pension plans.
(7)Reflects non-cash charges related to the acceleration of unamortized debt issuance costs from debt prepayments.
(8)Reflects expenses associated with event-specific damages to certain retail stores.
(9)Amounts represent store closure charges and costs, operational wind-down and inventory charges, and asset impairment charges related to discontinued operations. Fiscal 2021 also reflects the impact of a severance benefit.
(10)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the exercise of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(11)The computation of diluted earnings per share is calculated using diluted weighted average shares outstanding, which includes the net effect of dilutive stock awards.

Calculation of net debt to Adjusted EBITDA leverage ratio (unaudited)

(in millions, except ratios)	Fiscal Year Ended July 30, 2022
Current portion of long-term debt and finance lease liabilities	$27
Long-term debt	2,109
Long-term finance lease liabilities	23
Less: Cash and cash equivalents	(44)
Net carrying value of debt and finance lease liabilities	2,115
Adjusted EBITDA	$829
Adjusted EBITDA leverage ratio(1)	2.6x
(1)During fiscal 2022, the Company revised its definition of Adjusted EBITDA to exclude the impact of the non-cash LIFO charge. The Adjusted EBITDA leverage ratio would have been 3.2x prior to the 0.6x impact of removing the LIFO charge.

Reconciliation of net cash provided by operating activities to free cash flow (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions)	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Net cash provided by operating activities	$362	$278	$331	$614
Payments for capital expenditures	(93)	(145)	(251)	(310)
Free cash flow	$269	$133	$80	$304

FISCAL 2023 GUIDANCE

Reconciliation of 2023 guidance for estimated net income per diluted common share to estimated non-GAAP adjusted net income per diluted common share (unaudited)

	Fiscal Year Ending July 29, 2023
	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc. per diluted common share	$3.95		$4.25
LIFO charge		1.20
Tax impact of adjustments and adjusted effective tax rate(1)		(0.30)
Adjusted net income per diluted common share	$4.85		$5.15

(1)The estimated adjusted effective tax rate excludes the potential impact of changes in uncertain tax positions, tax impacts related to ASU 2006-09 regarding stock compensation and valuation allowances. Refer to the reconciliation for adjusted effective tax rate.

Reconciliation of 2023 guidance for net income attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)

	Fiscal Year Ending July 29, 2023
(in millions)	Low Range	Estimate	High Range
Net income attributable to United Natural Foods, Inc.	$247		$266
Provision for income taxes	86		97
LIFO charge		75
Interest expense, net		138
Depreciation and amortization		287
Share-based compensation and other		46
Net periodic benefit income, excluding service costs		(29)
Adjusted EBITDA	$850		$880

Reconciliation of estimated 2023 and actual 2022 and 2021 U.S. GAAP effective tax rate to adjusted effective tax rate (unaudited)

	Estimated Fiscal 2023	Actual Fiscal 2022	Actual Fiscal 2021
U.S. GAAP Effective Tax Rate	25%	18%	18%
Discrete quarterly recognition of GAAP items(1)	—%	8%	6%
Tax impact of other charges and adjustments(2)	—%	—%	3%
Changes in valuation allowances(3)	—%	—%	(1)%
Other(4)	1%	—%	—%
Adjusted Effective Tax Rate(4)	26%	26%	26%
Note: As part of the year-end reconciliation, we have updated the reconciliation of the fiscal 2022 GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws, excluding the CARES Act, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year deferred tax or payable adjustments. This includes prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments other than the goodwill impairment that are excluded from pre-tax income when calculating adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.